UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2009

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3155 Porter Drive, Palo Alto, California		94304
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650.475.3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2009, StemCells, Inc. (the "Company") entered into an asset purchase agreement (the "APA") with Stem Cell Sciences Plc ("SCS"). Pursuant to the APA, and subject to customary closing conditions, the Company will acquire substantially all of the operating assets and liabilities of SCS (the "Acquisition") by acquiring certain contracts of SCS and all shares of Stem Cell Sciences Holdings Limited ("Holdings"), a wholly-owned subsidiary of SCS which in turns holds the operating subsidiaries that currently transact substantially all of the business of SCS (along with Holdings, collectively, the "Operating Subsidiaries"). Upon completion of the Acquisition, Holdings will continue to hold the operating subsidiaries, but as wholly-owned subsidiaries of the Company. A copy of the joint press release announcing the Acquisition is attached as Exhibit 99.1.

Among other things, the APA contains customary representations and warranties made by SCS to the Company, covenants regarding the conduct of the Operating Subsidiaries’ business pending completion of the Acquisition, consents and approvals required for, and conditions to, the completion of the Acquisition, and terms for interim financing that will be provided by the Company to SCS, as described below. The Acquisition is subject to the approval of the stockholders of SCS and is expected to close within the next 60 days. The Company has entered into voting agreements with certain stockholders of SCS, together holding over 30% of the voting power of SCS, pursuant to which such stockholders have irrevocably agreed to vote their shares in favor of the Acquisition.

As consideration for the acquisition of substantially all of the operating assets and liabilities of SCS, the Company will issue to SCS, at the closing and except as provided below, 2,650,000 shares of the Company’s common stock (the "Consideration Shares"), valued at $4,134,000 as of February 27, 2009, plus waive certain commitments of SCS to repay approximately $715,000 in cash made available by the Company to SCS for working capital purposes. 20% of the Consideration Shares will be placed in escrow for the benefit of the Company for a twelve month period following closing of the Acquisition to satisfy any indemnification obligations that may arise. The actual number of Consideration Shares delivered to SCS at the closing will depend on the Operating Subsidiaries having at least an agreed-upon target amount of working capital. The Company will file a registration statement on Form S-3 for any resales of the Consideration Shares by SCS following the closing of the Acquisition.

In connection with the APA, the Company and SCS also entered into a facility agreement on March 1, 2009 (the "Second Facility Agreement") pursuant to which the Company has agreed to lend to SCS up to an aggregate principal amount of $415,000, to be drawn down by SCS for bona fide operating and transaction expenses incurred prior to the closing of the Acquisition. Upon closing, the Company will waive SCS’ obligations to repay any amounts borrowed by SCS under the Second Facility Agreement as well as £200,000 in debt previously borrowed by SCS from the Company under a prior facility agreement entered into in December 2008. The principal amounts owed on both of these loans accrue interest at 8% per annum and such principal amounts and accrued interest will become due and payable on June 23, 2009 if the Acquisition does not occur prior to that date. The principal amount borrowed under the Second Facility Agreement will also become immediately repayable if the APA is terminated by the Company, under certain conditions, prior to June 23, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Apart from statements of historical fact, the text of this Form 8-K and the press release attached as Exhibit 99.1 hereto constitutes “forward-looking statements” within the meaning of federal securities laws, regarding, among other things, the proposed transaction between the Company and SCS, the expected timetable for completing the transaction, the future business operations of the Company and the combined company, the potential benefits and synergies arising from the proposed transaction, the Company’s ability to leverage the SCS assets and realize their value, and future opportunities for the combined company, including new product development and the ability to conduct clinical trials. The forward-looking statements contained in this Form 8-K and the press release speak only as of the dates of this Form 8-K and the press release, respectively. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to the timing of the stockholder meeting at which SCS’ stockholders will vote on approving the Acquisition and the transactions contemplated by the APA as well as uncertainties about whether the SCS stockholders will vote to approve the Acquisition, the timing of the completion of the Acquisition, the possibility that various closing conditions may not be satisfied, the effects of disruption from the Acquisition making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities, transaction costs, uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations, including such operations of the combined company, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; and other factors that are described under the heading “Risk Factors” in Item 1A of Part II of the Company’s most recent Quarterly Report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

March 3, 2009	By:	Kenneth B. Stratton

Name: Kenneth B. Stratton
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press release of StemCells, Inc., dated March 2, 2009